Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Ste. 1600 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

August 9, 2024

Sharecare, Inc.
255 East Paces Ferry Road NE, Suite 700
Atlanta, GA 30305

Ladies and Gentlemen:

We have acted as counsel to Sharecare, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 22,671,518 additional shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), comprised of: (i) 17,671,518 shares of Common Stock issuable pursuant to the Registrant’s 2021 Omnibus Incentive Plan (the “Incentive Plan”) and (ii) 5,000,000 shares of Common Stock issuable under the Registrant’s 2024 Inducement Plan (the “Inducement Plan”), consisting of (a) 1,500,000 shares of Common Stock issuable pursuant to the terms of an award agreements substantially in the form of the Form of Performance-Based Restricted Stock Unit Award Agreement, filed as Exhibit 99.2 to the Registration Statement (the “PSU Agreement”), (b) 1,889,285 shares of Common Stock issuable pursuant to the terms of award agreements substantially in the form of the Form of Time-Based Restricted Stock Unit Award Agreement, filed as Exhibit 99.3 to the Registration Statement (the “RSU Agreement”) and (c) 1,610,715 remaining shares of Common Stock issuable under the Inducement Plan (clauses (i) and (ii) together, the “Shares”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

This opinion is limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are duly authorized and, when the Shares are issued as contemplated by the Incentive Plan, the Inducement Plan, the PSU Agreement and the RSU Agreement, as applicable, such Shares will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

Sharecare, Inc.

August 9, 2024

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP